Exhibit 5.2

February 23, 2023

MyMD Pharmaceuticals, Inc.
855 N. Wolfe Street, Suite 601
Baltimore, MD 21205

Ladies and Gentlemen:

We have acted as counsel for MyMD Pharmaceuticals, Inc., a New Jersey corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated February 21, 2023 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3 (Registration No. 333-254698), initially filed by the Company with the Commission on March 25, 2021, amended on April 28, 2021 and declared effective on May 11, 2021 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of (i) an aggregate of 15,000 shares of the Company’s newly-designated Series F Convertible Preferred Stock with a stated value of $1,000 per share (the “Preferred Shares”), convertible into shares (the “Conversion Shares”) of the Company’s common stock, no par value (the “Common Stock”) pursuant to the terms of the Securities Purchase Agreement (as defined below), and (ii) 6,651,885 warrants (the “Warrants”) to acquire up to an aggregate of 6,651,885 shares of Common Stock, subject to adjustment (the “Warrant Shares”).

The Shares and the Warrants are being sold pursuant a securities purchase agreement, dated February 21, 2023, between the Company and each purchaser named therein (the “Securities Purchase Agreement”).

In rendering the opinion expressed herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, each as amended and/or restated to date (“Company Charter Documents”); (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Prospectus Supplement, the authorization and issuance of the Shares and related matters; (iii) the Registration Statement, including the prospectus, and all exhibits thereto; (iv) the Prospectus Supplement and the prospectus included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (v) the Securities Purchase Agreement; (vi) the Warrants and (vii) such other corporate records of the Company, as we have deemed necessary or appropriate for the purposes of the opinion hereafter expressed.

MyMD Pharmaceuticals, Inc.

February 23, 2023

As to questions of fact material to the opinion expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that when the Warrants have been duly executed by the Company and the Warrants have been issued and sold pursuant to the Securities Purchase Agreement, against payment in full of the consideration payable therefor, the Warrants will constitute valid and legally binding obligations of the Company.

The opinion expressed herein is limited to the laws of the State of New York as in effect on the date hereof, and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Current Report on Form 8-K filed with the Commission on February 23, 2023 and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP